Exhibit 99.1

Press Release #201825	FOR IMMEDIATE RELEASE	December 21, 2018

Enertopia Announces Clayton Valley Drilling Completed

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce our first drill program been completed at our Clayton Valley Lithium project. The drilling program confirms the mineralized lithium claystone assemblage underlies the company’s property.

Definition Drilling Summary:

HOLE NUMBER	Upper Claystone Thickness	Reduced Claystone thickness	Total Claystone intersected	Notes
TOP-01	95 feet	162 Feet	257 feet	Hole ended in limestone conglomerate
TOP-02	74 feet	186 feet	260 feet	Hole ended in limestone conglomerate
TOP-03	85 feet	250 feet	335 feet	Hole ended in limestone conglomerate
TOP-04	54 feet	116 feet	265 feet	Ended in lower claystone

Four of the five holes drilled bottomed in what appears to be limestone conglomerate. However, recovery in this unit was very poor. In the coming days, cuttings from this lower unit will be examined in more detail to determine if the limestone conglomerate is a distinct unit or if it is cuttings returned from an interval of thin limestone interbeds contained within claystone. Drilling of thin limestone interbeds within claystone would return cuttings that look like those intersected

Detailed logging of the drill cores will proceed after all drill samples have been inventoried and sent for analysis. Detailed logging is expected to give us a much clearer picture of the strata intersected in the drill holes.

Drill hole TOP-01 was drilled to a depth of 292 feet with the bottom of the hole in limestone conglomerate.

Drill hole TOP-02 was drilled to a depth of 302 feet with the bottom of the drill hole in limestone conglomerate.

Drill hole TOP-03 was drilled to a depth of 362 feet with the bottom of the drill hole in limestone conglomerate.

Drill hole TOP-04 was drilled to a depth of 297 feet with the bottom of the drill hole still in the lower claystone.

As expected, our best intercepts for the thickness of the claystone package was on the southern half of our property. Due to time constraints and drilling conditions we were unable to go deeper into the claystone horizon at this time.

Metallurgical Drilling Summary:

Drill-hole TOP-02M (metallurgical test hole) was drilled to a depth of 272 feet due to drilling conditions. The drilling intersected 66 feet of upper claystone and 191 feet of reduced claystone and ended in limestone conglomerate. Solution testing of hole TOP-02M will start once assay results are back from TOP-02 and the grade and distinct strata graphic horizons can be correlated and prepared.

“We are excited that the estimated thickness of the horizons has been what we have calculated internally thus far. And we can’t wait to get started on our solution testing” Stated President and CEO Robert McAllister

A project drilling presentation will be available on the company’s website after the drill holes are completed and logged.

The core is being prepped and all holes will be sent in one batch to ALS Laboratory in Reno, NV for assay in the New Year with assay results expected in the second half of February.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The proposed drill program is dependent on rig availability, weather and drilling conditions. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release